Exhibit 99.1

FOR IMMEDIATE RELEASE

Merrimack Reports Fourth Quarter and Full Year 2012 Financial Results

Enters 2013 with six novel therapeutic candidates in clinical development, including Phase 3 and Phase 2 trials in multiple cancer indications

Progress made in 2012 puts Merrimack in position for robust set of milestones in 2013

Cambridge, Mass., March 14, 2013 — Merrimack Pharmaceuticals, Inc. (NASDAQ: MACK), a biopharmaceutical company discovering, developing and preparing to commercialize innovative medicines paired with companion diagnostics for the treatment of cancer, today announced its fourth quarter and full year 2012 financial results.

“We continue to make steady progress in advancing our therapeutic and diagnostic candidates toward our ambition to provide new regimens for patients to dramatically improve cancer outcomes,” said Robert Mulroy, President and CEO of Merrimack.  “We are encouraged by the medical community’s strong support as we enroll clinical studies across multiple indications and remain on track to announce top line results from a number of these trials in 2013.”

Merrimack will host a conference call today, Thursday, March 14 at 10 a.m., Eastern time, to provide a brief update on its development pipeline, focusing on MM-398, Merrimack’s nanotherapeutic encapsulation of irinotecan, and MM-121, Merrimack’s ErbB3 (HER3) inhibitor.  The call will also provide a summary of fourth quarter and full year 2012 financial results.

Investors and the general public are invited to listen to the call by dialing (877) 564-1301 (domestic) or (224) 357-2394 (international) five minutes prior to the start of the call and providing the passcode 1577 7363.  Slides accompanying the call and a listen-only webcast of the call can be accessed in the Investor Relations section of Merrimack’s website, http://investors.merrimackpharma.com, and a replay of the call will be archived there.

Key Recent Accomplishments, Upcoming Milestones and Conferences

In the past few months, Merrimack achieved a number of significant accomplishments, including:

•                  Initiation of a Phase 1 study of MM-141, Merrimack’s IGF-1R and ErbB3 pathway inhibitor;

•                  Initiation of a translational study of MM-398 to investigate potential predictive response markers in patients with advanced colorectal, lung and triple-negative breast cancers; and

•                  Presentation of Phase 1 monotherapy data of MM-302, Merrimack’s HER2-targeted nanotherapeutic encapsulation of doxorubicin, in patients with HER2 positive breast cancer at the San Antonio Breast Cancer Symposium.

Merrimack anticipates the following milestones in the next 12 months:

•                  Completion of enrollment and announcement of top line data on the NAPOLI-1 study, MM-398’s global Phase 3 clinical trial in gemcitabine-resistant pancreatic cancer;

•                  Completion of enrollment and announcement of top line data from several MM-121 Phase 2 clinical trials in breast, ovarian and lung cancers;

•                  Initiation of a Phase 2 clinical trial for MM-111 in second line gastric cancer; and

•                  Initiation of multiple Phase 1 combination and translational studies.

Merrimack expects to present at the following investor and scientific conferences in the coming months:

•                  American Association for Cancer Research, April 6-10, 2012 in Washington, D.C.; and

•                  Bank of America Merrill Lynch 2013 Healthcare Conference, May 14-16, 2013 in Las Vegas, Nevada.

Full Year 2012 Financial Results

•                  Net loss for 2012 was $91.8 million, or basic and diluted net loss per share available to common stockholders of $(1.28), compared with net loss for 2011 of $79.7 million, or basic and diluted net loss per share available to common stockholders of $(7.67).  This decrease in net loss per share available to common stockholders was primarily attributable to an increase in the weighted-average common shares used in computing net loss per share available to common stockholders as a result of Merrimack’s April 2012 initial public offering in which all outstanding shares of Merrimack’s convertible preferred stock were converted into 66,255,529 shares of common stock and in which Merrimack issued 15,042,459 new shares of common stock.

•                  Collaboration revenues for 2012 were $48.9 million, compared to $34.2 million for 2011, an increase of $14.7 million, or 43%. This increase was a result of increases in development, milestone and manufacturing revenues recognized under the 2009 license and collaboration agreement with Sanofi for the development and commercialization of MM-121.

•                  Research and development expenses for 2012 were $125.9 million, compared to $100.6 million for 2011, an increase of $25.3 million, or 25%. This increase was primarily attributable to the following:

•                  $7.0 million of increased spending on preclinical programs, general research and discovery due to an increase in the number of preclinical programs in the pipeline, increased costs associated with each preclinical program as these programs approach clinical development and the timing of manufacturing activities;

•                 $6.1 million of increased spending on the MM-141 program related to IND-enabling activities and initiation of a Phase 1 clinical trial that occurred during 2012;

•                  $4.8 million of increased spending on the MM-121 program primarily related to increased enrollment and costs associated with clinical trials;

•                  $4.2 million of increased spending on the MM-111 program primarily due to costs associated with preparing to initiate Merrimack’s planned Phase 2 clinical trial and costs associated with ongoing clinical trials; and

•                  $3.3 million of increased overall spending on the MM-398 program primarily related to Merrimack’s ongoing Phase 3 clinical trial, partially offset by the absence of a $10.0 million license payment made during 2011 that did not recur in 2012.

•                  General and administrative expenses for 2012 were $15.8 million, compared to $14.5 million for 2011, an increase of $1.3 million, or 9%. This increase was primarily related to an increase in labor and labor-related costs, and increased rent, insurance and pre-commercialization costs, partially offset by decreased depreciation expense.

•                  On November 8, 2012, Merrimack entered into a Loan and Security Agreement with Hercules Technology Growth Capital, Inc. (NYSE: HTGC) pursuant to which Merrimack received loans in the aggregate principal amount of $40.0 million. The Loan and Security Agreement provided for an initial term loan advance of $25.0 million, which closed on November 8, 2012, and an additional term loan advance of $15.0 million, which closed on December 14, 2012.  The term loans bear interest at an annual rate equal to the greater of 10.55% and 10.55% plus the prime rate of interest minus 5.25%, but may not exceed 12.55%.  Merrimack received net proceeds of $39.7 million from the term loans during the fourth quarter of 2012.

2013 Financial Outlook

Based on current operating plans, Merrimack expects its existing unrestricted cash and cash equivalents and available-for-sale securities on hand as of December 31, 2012 of $110.0 million, anticipated interest income and research and development and manufacturing funding under its license and collaboration agreement with Sanofi related to MM-121 to be sufficient to fund operations into 2014.

About Merrimack

Merrimack Pharmaceuticals is a biopharmaceutical company discovering, developing and preparing to commercialize innovative medicines paired with companion diagnostics for the treatment of serious diseases, with an initial focus on cancer. Merrimack applies Network Biology, its proprietary systems biology-based approach to biomedical research, throughout the research and development process. Merrimack currently has six targeted therapeutic oncology candidates in clinical development.

Cautionary Note on Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include any statements about Merrimack’s strategy, future operations, future financial position and future expectations and plans and prospects for Merrimack, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. In this press release, Merrimack’s forward-looking statements include statements about Merrimack’s anticipated milestones over the next 12 months, Merrimack’s presentations at upcoming investor and scientific conferences and expectations regarding the sufficiency of Merrimack’s cash balance to fund operating expenses and capital expenditures. Such forward-looking statements involve substantial risks and uncertainties that could cause Merrimack’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, development progress of Merrimack’s companion diagnostics, availability of funding sufficient for Merrimack’s foreseeable and unforeseeable operating expenses and capital expenditure requirements, and other matters that could affect the availability or commercial potential of Merrimack’s drug candidates or companion diagnostics. Merrimack undertakes no obligation to update or revise any forward-looking statements. Forward-looking statements should not be relied upon as representing Merrimack’s views as of any date subsequent to the date hereof. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Merrimack’s business in general, see the “Risk Factors” section of Merrimack’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 14, 2012 and other reports Merrimack files with the SEC.

Investor & Media Contact:  Kathleen Petrozzelli Gallagher, Corporate Communications, Merrimack, 617-441-1043, kgallagher@merrimackpharma.com

Merrimack Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Statements of Comprehensive Loss

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2012	2011	2012
Collaboration revenues	$12,577	$14,191	$34,215	$48,921
Operating expenses:
Research and development	27,529	34,564	100,630	125,858
General and administrative	3,215	4,155	14,454	15,805
Total operating expenses	30,744	38,719	115,084	141,663

Loss from operations	(18,167)	(24,528)	(80,869)	(92,742)

Other income and expenses, net	(54)	(365)	1,193	988

Net loss	$(18,221)	$(24,893)	$(79,676)	$(91,754)

Less net loss attributable to non-controlling interest	(105)	(125)	(453)	(477)

Net loss attributable to Merrimack	$(18,116)	$(24,768)	$(79,223)	$(91,277)

Other comprehensive loss, net	—	(48)	—	(38)

Comprehensive loss	$(18,116)	$(24,816)	$(79,223)	$(91,315)

Net loss per share available to stockholders - basic and diluted	$(1.76)	$(0.26)	$(7.67)	$(1.28)

Weighted-average common shares used in computing net loss per share available to common stockholders - basic and diluted (1)	11,495	94,703	11,343	72,831

(1) In April 2012, Merrimack closed the initial public offering of its common stock pursuant to a registration statement on Form S-1, as amended. Merrimack sold an aggregate of 15,042,459 shares of common stock under the registration statement at a public offering price of $7.00 per share, including 742,459 shares pursuant to the exercise by the underwriters of an over-allotment option. Net proceeds were approximately $98.1 million, after deducting underwriting discounts and commissions and other offering expenses payable by Merrimack but prior to the payment of accrued dividends on Merrimack’s Series B convertible preferred stock. Upon closing the initial public offering, all outstanding shares of Merrimack’s convertible preferred stock were converted into 66,255,529 shares of common stock, all outstanding warrants to purchase shares of convertible preferred stock were converted into warrants to purchase shares of common stock and approximately $4.3 million of cash dividends became payable to the holders of Series B convertible preferred stock.

Merrimack Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	As of December 31, 2011	As of December 31, 2012(1)
Assets
Cash and cash equivalents	$50,454	$37,714
Available-for-sale securities	—	72,238
Restricted cash	—	100
Accounts receivable	7,426	9,267
Deferred financing costs	1,946	32
Prepaid expenses and other current assets	5,763	8,950
Total current assets	65,589	128,301

Restricted cash	381	528
Property and equipment, net	6,206	6,297
Other assets	23	1,068
Intangible assets, net	2,485	2,165
In-process research and development	7,010	7,010
Goodwill	3,605	3,605
Total assets	$85,299	$148,974

Liabilities, Convertible Preferred Stock, Non-controlling Interest and Stockholders’ Deficit
Accounts payable, accrued expenses and other	$17,511	$24,936
Capital lease obligations	48	—
Deferred revenues	7,712	9,350
Deferred rent	125	1,153
Deferred tax incentives	755	512
Derivative liability	—	196
Loans payable	—	2,373
Total current liabilities	26,151	38,520

Deferred revenues	78,033	71,114
Deferred rent	23	6,323
Deferred tax incentives	1,267	755
Convertible preferred stock warrants	1,516	—
Loans payable	—	37,482
Accrued interest	—	1,200
Total liabilities	106,990	155,394

Convertible preferred stock	268,225	—
Non-controlling interest	574	97
Total stockholders’ deficit	(290,490)	(6,517)
Total liabilities, convertible preferred stock, non-controlling interest and stockholders’ deficit	$85,299	$148,974

(1) In April 2012, Merrimack closed the initial public offering of its common stock pursuant to a registration statement on Form S-1, as amended. Merrimack sold an aggregate of 15,042,459 shares of common stock under the registration statement at a public offering price of $7.00 per share, including 742,459 shares pursuant to the exercise by the underwriters of an over-allotment option. Net proceeds were approximately $98.1 million, after deducting underwriting discounts and commissions and other offering expenses payable by Merrimack but prior to the payment of accrued dividends on Merrimack’s Series B convertible preferred stock. Upon closing the initial public offering, all outstanding shares of Merrimack’s convertible preferred stock were converted into 66,255,529 shares of common stock, all outstanding warrants to purchase shares of convertible preferred stock were converted into warrants to purchase shares of common stock and approximately $4.3 million of cash dividends became payable to the holders of Series B convertible preferred stock.

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